Exhibit 23.5

Awareness Letter of Independent Registered Public Accounting Firm

To the Board of Directors

Versus Systems Inc.

We have reviewed, in accordance with standards of the Public Company Accounting Oversight Board and International Financial Reporting Standards, the unaudited condensed interim consolidated financial statements of Versus Systems Inc. as of and for the three and nine month periods ended September 30, 2021. Because we did not audit the aforementioned condensed interim consolidated financial statements, we express no opinion on those financial statements.

/s/ Ramirez Jimenez International CPAs

December 13, 2021

Irvine, California